Exhibit 99.1

FOR IMMEDIATE RELEASE
METALICO RELEASES 2013 RESULTS

CRANFORD, NJ, March 14, 2014 – Metalico, Inc. (NYSE MKT: MEA) today reported an adjusted loss per share for the year and fourth quarter ended December 31, 2013 of $0.13 and $0.07. The adjusted results exclude non-cash impairment charges previously reported.

For the year, the Company reported a net loss of $34.8 million, or $0.73 loss per share, on revenues of $530.0 million. For 2012, Metalico reported a net loss of $13.1 million or $0.28 loss per share on revenues of $574.6 million.

The Company’s fourth quarter and annual results were characterized by increased ferrous and non-ferrous volumes and reductions in overall expenses, which were more than offset by lower average commodity selling prices throughout the year.

The following table reconciles the Company’s adjusted net income and earnings per share (basic and diluted) to net income and earnings per share as reported in accordance with GAAP.

($ in thousands, except per share data):

	Year		Year		Qtr		Qtr
	Ended		Ended		Ended		Ended
	Dec 31	Per	Dec 31	Per	Dec 31	Per	Dec 31	Per
	2013	Share	2012	Share	2013	Share	2012	Share
Net Loss as reported	$(34,816)	$(0.73)	$(13,111)	$(0.28)	$(3,254)	$(0.07)	$(7,578)	$(0.16)
Impairment charges,
net of income taxes	28,886	0.60	13,347	0.28			4,808	0.10

Net (loss) income as adjusted	$(5,930)	$(0.13)	$236	-	$(3,254)	$(0.07)	$(2,770)	$(0.06)

2013 Annual Result Summary

Results shown below reflect annual year-over-year comparisons and exclude the effect of non-cash impairment charges.

•	Revenues of $530.0 million, down 8% from $573.6 million.

•	Adjusted operating loss of $563,000 compared to adjusted operating income of $4.4 million.

•	EBITDA of $18.4 million, a decrease from $27.0 million.

•	Cash flow from operations of $21.9 million compared to $22.4 million.

•	Adjusted net loss of $5.9 million, or $0.13 per share, compared to adjusted net income of $236,000, or breakeven per share.

•	Ferrous shipments of 576,400 gross tons, up 7% from 537,900 gross tons.

•	Non-ferrous shipments of 179.3 million pounds, up slightly from 178.9 million pounds the prior year.

•	Lead segment operating income of $4.6 million compared to $6.2 million, on product shipments of 43.0 million pounds compared to 42.6 million pounds.

Q4 Results Year-to-Year

Results shown below reflect quarterly year-over-year comparisons and exclude the effect of non-cash impairments charges of $7.5 million in 2012.

•	Sales dipped 2% to $126.6 million from $128.6 million.

•	Operating loss of $1.0 million is an improvement compared to an adjusted operating loss of $1.7 million.

•	Net loss of $3.3 million compares to a loss of $2.8 million.

•	Per share loss of $0.07 compares to $0.06 loss per share.

•	EBITDA is $3.6 million compared to $3.5 million.

•	Shipments rose 14% for ferrous scrap and 7% for non-ferrous.

•	Lead product shipments jumped 24% to 10.4 million pounds.

Result Drivers for the Year

Excluding non-cash impairment charges of $38.7 million, the scrap metal recycling segment generated an operating loss of $5.2 million in the year compared to adjusted operating loss of $1.8 million in 2012. While Metalico was successful in protecting market share and sustaining unit volumes, operations suffered from intense price competition for procuring ferrous and non-ferrous scrap. The Company experienced lower average selling prices for virtually all commodities sold, which impeded margin expansion. Specifically, average ferrous and base non-ferrous metal selling prices dropped by $32 per gross ton and $0.06 per pound, respectively, or 8% and 6%, respectively compared to 2012.

Additionally, Minor Metals selling prices were down 22% during 2013 and average PGM prices fell slightly during the year. Scrap metal revenues accounted for 86% of total revenues in 2013 compared to 88% in 2012.

Operating income in the lead fabricating segment decreased to $4.6 million, from $6.2 million despite 9% higher sales. Results were negatively impacted by higher raw material prices, partially offset by higher average product selling prices. Year-over-year product shipments rose 1% to 43 million pounds.

Commenting on the results, Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “2013 is now history. Looking back, it was a brutal year for the scrap industry and also for Metalico. We made progress in retaining volume amidst fierce competition on the sourcing side, while confronted with weakness in commodity selling prices throughout the year.”

Agüero continued, “Nonetheless, late in the year we successfully completed a comprehensive debt refinancing, addressing pending debt maturities, enhancing liquidity, and providing a new long-term source of capital to help us weather these challenging yet exciting times in the metals industry.”

Balance Sheet Data

The Company had cash on hand of $7.1 million at the end of the year and currently has $43.4 million drawn under its $65 million revolving credit facility. Cash flow from operations was $21.9 million compared to $22.4 million for 2012. Year-end working capital, after reserving for outstanding revolver borrowings, is at $64 million, demonstrating continuing strong liquidity. Shareholders’ equity fell to $147.2 million from $180.5 million, principally due to non-cash impairment charges. Debt fell $3.0 million to $127.4 million.

During 2013, Metalico invested $10.5 million in capital expenditures, compared to $23.2 million in 2012. The Company made improvements at each of its shredders, replaced cranes, trucks and shears, and made other equipment purchases and building improvements.

Update on Growth

Metalico is focused on solidifying its shredder platforms by leveraging scrap buying centers and other operating assets it has established in its core markets.

As mentioned above, Metalico continues to invest in its production processes for several products. Improvements in shredded steel (frag) production have led to new homes for a portion of monthly frag sales at better pricing than traditional consumers have provided. Improvements in shredder downstream separation systems have increased non-ferrous yield and quality.

The Company’s lead segment continues to improve machining capabilities resulting in an expanding list of products and is in the midst of R&D projects that if successful, may lead to increased sales in existing markets.

In 2013, Metalico acquired three scrap metal buying and recycling facilities and an auto salvage yard. In February, the Company added a scrap buying center in Conway, Pennsylvania to support its Pittsburgh shredder. Two of the other scrap facilities, acquired in July, are located in Olean, New York and Warren, Pennsylvania, and are in close proximity to Metalico’s Bradford platform and Buffalo shredder. In late December, Metalico closed on the purchase of Furlow’s North East Auto, Inc., located near Erie, Pennsylvania, which can support its shredders in either Buffalo or Youngstown with scrap and junk automobiles.

Metalico is maintaining strategic and cost discipline on acquisitions, and is keeping options open for all opportunities as they arise. The Company currently has a number of locations under review or in discussions to become part of its network.

Metals Outlook

During 2013, Metalico successfully defended the market share of its core scrap recycling operations, evidenced by growing unit shipments of both ferrous and non-ferrous metals as compared to 2012. Despite disruptions caused by inclement winter weather in the Northeast, Metalico anticipates maintaining scrap volume shipments consistent with last year. Looking ahead, the Company expects to participate in the continued moderate economic improvements in the manufacturing and industrial sectors.

Ferrous: After a strong start in January, domestic ferrous scrap prices have weakened considerably due to lack of export demand creating excess scrap supply for domestic mills to pick and choose from. The U.S. steel industry is still plagued by significant competition from imported steel which tempers demand for scrap metal. Nevertheless, Metalico anticipates that both export and domestic demand will be sufficient to start benefitting scrap prices by mid-year.

Non-Ferrous: Aluminum demand in particular should remain very solid for some time as use in cars and trucks continues to grow. Demand for and the price of de-ox is currently robust, but could dampen as winter turns to spring and more metal units become available.

Copper prices have been in a soft patch lately, and given weakened demand from China, the world’s largest consumer of the metal, copper should remain in oversupply, resulting in lower trading prices for some time.

Prices for nickel, a key ingredient in stainless steel, have firmed recently after trading sideways since mid-2013. The market for nickel, and consequently its price, has been soft due to oversupply and high inventories. Despite recent bans on exports in Asia, but with new nickel ore mines pending, it may be difficult for the price of stainless steel to hold its recent gains.

Lead Fabricating: Demand for many of the Company’s lead products is expected to remain steady. The Company anticipates that pricing will be supported by balanced supply and firm demand; it therefore expects continued strength in most of the markets served by its lead fabricating operations.

Annual Stockholders Meeting

Metalico also announced that its Board of Directors has scheduled the Company’s 2014 Annual Stockholders Meeting for Tuesday, June 3, 2014, at 10:30 a.m. Eastern time, at the Marriott Newark Liberty International Airport in Newark, New Jersey. Stockholders of record as of the close of business on April 10, 2014 will be entitled to receive notice of and to participate at the 2014 Annual Meeting of Stockholders.

About Metalico

Metalico, Inc. is a holding company with operations in two principal business segments: Ferrous and Non-Ferrous Scrap Metal Recycling, including PGM and Minor Metals Recycling, and Fabrication of Lead-Based Products. The Company operates recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE MKT under the symbol MEA.

Forward-looking Statements

This news release, and in particular its “Business Outlook” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the first quarter of 2014, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “should,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

# # #

Table I – Unit Shipment Comparison
	Q4	Q3	Sequential	Q4	Year-over-year
	2013	2013	Change	2012	Change
Ferrous (gross tons)	144,900	152,200	-5%	127,300	14%
Non-Ferrous (pounds)	44,410,000	45,436,000	-2%	41,550,000	7%
Lead (pounds)	10,412,000	10,361,000	-	8,393,000	24%

Table II – Unit Price Comparison
					Year-
	Q4	Q3	Sequential	Q4	over-year
	2013	2013	Change	2012	Change
Ferrous (gross tons)	$375	$366	2%	$377	-1%
Non-Ferrous (pounds)	$0.88	$0.95	-7%	$0.99	-11%
Lead (pounds)	$1.70	$1.74	-2%	$1.65	3%

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three months ended		Years ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
Revenue	$126,615	$128,573	$529,990	$573,643

Costs and expenses Operating expenses	116,805	119,355	487,475	523,684
Selling, general, and administrative expenses	6,338	7,481	25,192	29,473
Impairment charges	—	7,471	38,737	19,601
Depreciation and amortization	4,459	4,753	17,991	17,344
Gain on acquisition	—	—	(105)	—
Gain on insurance recovery	—	(1,297)	—	(1,297)

	127,602	137,763	569,290	588,805

Operating (loss)	(987)	(9,190)	(39,300)	(15,162)

Financial and other income (expense)
Interest expense	(2,260)	(2,241)	(8,986)	(9,083)
Accelerated amortization related to refinancing of senior debt	(310)	—	(310)	—
Financial instruments fair value adjustment	—	17	3	196
Gain on settlement	—	—	—	4,558
Equity in income of unconsolidated investee	185	14	107	11
Gain (loss) on debt extinguishment	(201)	—	123	63
Other income	10	5	371	21

	(2,576)	(2,205)	(8,692)	(4,234)

(Loss) before (benefit) for income taxes.	(3,563)	(11,395)	(47,992)	(19,396)
(Benefit) for federal and state income taxes	(294)	(3,783)	(13,063)	(6,251)

Consolidated net (loss)	(3,269)	(7,612)	(34,929)	(13,145)
Net loss attributable to noncontrolling interest.	15	34	113	34

Net (loss) attributable to Metalico, Inc.	$(3,254)	$(7,578)	$(34,816)	$(13,111)

Diluted (loss) per share	$(0.07)	$(0.16)	$(0.73)	$(0.28)

Diluted Weighted Average Common Shares Outstanding:	48,076,923	47,593,795	47,951,933	47,552,901

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands)

		December 31,	December 31,
		2013	2012
Assets:

	Current Assets	$140,473	$150,496
	Property & Equipment, net	98,748	101,580
	Intangible and Other Assets	61,792	99,902

	Total Assets	$301,013	$351,978

Liabilities & Equity:

	Current Liabilities	$28,128	$39,925
	Debt & Other Long-Term Liabilities	124,653	130,378

	Total Liabilities	152,781	170,303
	Total Metalico, Inc. and Subsidiaries Equity	147,179	180,509
	Noncontrolling Interest	1,053	1,166

	Total Liabilities & Equity	$301,013	$351,978

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, stock-based compensation, income taxes, other (income) expense, equity in (income) of unconsolidated investee, depreciation and amortization, gain on debt extinguishment, acquisition and settlement, noncontrolling interest and financial instruments fair value adjustments. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States “GAAP,” and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months Ended	Three Months Ended	Year	Year
	December 31, 2013	December 31, 2012	Ended	Ended
			December 31, 2013	December 31, 2012
	(UNAUDITED)
		($ thousands)
EBITDA	$3,648	$3,496	$18,361	$27,010
Less:
Interest expense	2,570	2,241	9,296	9,083
Equity in (income) of unconsolidated investee	(185)	(14)	(107)	(11)
Gain on settlement	-	-	-	(1,017)
Loss (gain) on debt extinguishment	201	-	(123)	(63)
Gain on acquisition	-	-	(105)	-
Impairment charges	-	7,471	38,737	19,601
Stock-based compensation	162	428	925	1,652
(Benefit) for federal and state income taxes	(294)	(3,783)	(13,063)	(6,251)
Depreciation and amortization	4,458	4,753	17,991	17,344
Financial instruments fair value adjustments	-	(17)	(3)	(196)
Noncontrolling interest	15	34	113	34
Other income	(10)	(5)	(371)	(21)

Net loss	($3,269)	($7,612)	($34,929)	($13,145)